Exhibit 99.1

Dolby Laboratories Announces an Additional $100 Million for Stock Repurchase Program

SAN FRANCISCO—February 8, 2012—Dolby Laboratories, Inc. (NYSE:DLB) today announced that its Board of Directors has approved increasing its stock repurchase program by an additional $100 million, bringing the approximate amount available for future repurchases of Dolby’s Class A Common Stock to $436 million.

Stock repurchases under this program may be made through open market transactions, negotiated purchases, or otherwise, at times and in such amounts as Dolby considers appropriate. The timing of repurchases and the number of shares repurchased will depend on a variety of factors including price, the rate of dilution from the Company’s equity compensation programs, regulatory requirements, and other market conditions. Dolby may limit, suspend, or terminate the stock repurchase program at any time without prior notice. Any shares repurchased under the program will be returned to the status of authorized but unissued shares of Class A Common Stock.

Updated Fiscal 2012 Financial Targets

Solely as a result of changes to its stock repurchase program, Dolby is updating its financial targets with respect to its diluted shares outstanding and diluted earnings per share for fiscal 2012. Dolby’s target with respect to diluted shares outstanding is being revised from approximately 110 million to approximately 108 million. This revised target leads to an updated fiscal 2012 diluted earnings per share target range of $2.35 to $2.66 on a GAAP basis (from $2.31 to $2.61) and $2.76 to $3.07 on a non-GAAP basis (from $2.71 to $3.02).

Non-GAAP Financial Information

To supplement Dolby’s financial statements presented on a GAAP basis, Dolby provides non-GAAP financial measures of gross margin, operating expense, tax rate, and diluted earnings per share. These measures are adjusted to exclude the charges and expenses relating to stock-based compensation, the amortization of intangible assets from business combinations, restructuring charges and the related tax impact of these items.

Dolby presents such non-GAAP financial measures in reporting its financial results to provide investors with an additional tool to evaluate Dolby’s historical and projected operating results in a manner that focuses on what Dolby’s management believes to be its ongoing business operations. Dolby’s management believes it is useful for itself and investors to review, as applicable, both GAAP information that includes the impact of the items discussed above, and the non-GAAP measures that exclude such items in order to assess the performance of Dolby’s business for planning and forecasting in subsequent periods. Dolby’s management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Whenever Dolby uses such a non-GAAP financial measure, it provides a reconciliation of the non-GAAP financial measure to the most closely applicable GAAP financial measure. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure, in this case diluted earnings per share, as detailed above. Investors are also encouraged to review Dolby’s GAAP financial statements as reported in its SEC filings. A reconciliation between projected GAAP and non-GAAP diluted earnings per share is provided at the end of this press release.

Forward-Looking Statements

Certain statements in this press release, including statements relating to Dolby’s intention to repurchase its Class A Common Stock in the future and statements relating to Dolby’s expectations regarding diluted earnings per share for fiscal 2012, are “forward-looking statements” that are subject to risks and uncertainties. These forward-looking statements are based on management’s current expectations, and as a result of certain risks and uncertainties, actual results may differ materially from those projected. The following important factors, without limitation, could cause actual results to differ materially from those in the forward-looking statements: risks associated with changing stock market conditions, the amount and timing of any stock repurchases under Dolby’s stock repurchase program and Dolby’s ability to make appropriate, timely, and beneficial decisions as to when, how, and whether to purchase shares under the stock repurchase program, alternative uses of Dolby’s capital, the occurrence of events or circumstance that may otherwise affect our revenues, net income and earnings per share, and other risks detailed in Dolby’s Securities and Exchange Commission filings and reports, including the risks identified under the section captioned “Risk Factors” in its most recent Quarterly Report on Form 10-Q. Dolby disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.

About Dolby Laboratories

Dolby Laboratories (NYSE: DLB) is the global leader in technologies that are essential elements in the best entertainment experiences. Founded in 1965 and best known for high-quality audio and surround sound, Dolby creates innovations that enrich entertainment at the movies, at home, or on the go. For more information about Dolby Laboratories or Dolby® technologies, please visit www.dolby.com.

Dolby and the double-D symbol are registered trademarks of Dolby Laboratories.

CONTACT:

Dolby Laboratories

Alex Hughes, 415-645-4572

investor@dolby.com

GAAP to Non-GAAP Reconciliations

The following tables show the Company’s 2012 GAAP financial measures reconciled to non-GAAP financial measures included in this release:

	Fiscal Year 2012
	Low	High
Original diluted earnings per share target:
GAAP diluted earnings per share	$2.31	$2.61
Stock-based compensation	0.46	0.46
Amortization of acquired intangibles	0.09	0.09
Restructuring charges, net	0.02	0.02
Income tax adjustments	(0.17)	(0.16)

Non-GAAP diluted earnings per share	$2.71	$3.02

Shares used in computing diluted earnings per share (in millions)	110	110

	Fiscal Year 2012
	Low	High
Updated diluted earnings per share target:
GAAP diluted earnings per share	$2.35	$2.66
Stock-based compensation	0.47	0.47
Amortization of acquired intangibles	0.09	0.09
Restructuring charges, net	0.02	0.02
Income tax adjustments	(0.17)	(0.17)

Non-GAAP diluted earnings per share	$2.76	$3.07

Shares used in computing diluted earnings per share (in millions)	108	108

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